EXHIBIT 10.1

The Kroger Co.

1014 Vine Street    •    Cincinnati, Ohio  45202-1100

David B. Dillon Chairman of the Board Chief Executive Officer		513-762-4020 FAX 513-762-1400

June 24, 2009

Don McGeorge

President and Chief Operating Officer

Dear Don:

This letter is the complete agreement between you and The Kroger Co. regarding the terms on which you will be concluding a long and successful career.  This agreement recognizes the fact that you advised Kroger early in 2009 of your desire to retire in 2011 and that, after careful consideration, Kroger has determined that the most effective way to complete the transition from your leadership to that of your successor, will instead occur as reflected in this agreement.  Therefore, you and Kroger have agreed to the following terms:

1.               Effective August 1 , 2009, you will relinquish your duties and responsibilities as President and Chief Operating Officer of Kroger and assume the office of Special Advisor to the Chief Executive Officer.  In that position you will be an officer of Kroger and will support the transition of leadership by conducting discussions with Company officials and by giving advice and counsel to the Chief Executive Officer.  You will also perform such other duties as may be assigned to you by the Chief Executive Officer.

2.               Effective December 1, 2009, or on such earlier date as you and the Company may agree, you will relinquish the responsibilities of Special Advisor to the Chief Executive Officer, and you will no longer be an officer of Kroger.  Effective December 1, 2009, you will resign and retire from Kroger’s Board of Directors.

3.               Kroger will continue to pay your salary through October 1, 2011.  The amount of that salary will be the amount in effect on August 1, 2009; provided, however, that if Kroger implements salary increases for executives for the explicit purpose of offsetting the elimination of tax gross-ups, then you will receive the same treatment as the other executives.  These salary payments will be deemed to include all vacation benefits that you have earned, including banked vacation, and all vacation that you will have earned by virtue of these salary payments.  During the entire period of these salary payments, you will make yourself reasonably available for telephone consultation with the Chief Executive Officer or with others at his request.

4.               During the period that your salary is being paid, you will be treated as an active employee under Kroger’s stock incentive plans and employee benefit plans, and you will remain eligible for annual bonus and long-term bonus under the terms of those plans.

5.               In accordance with Section 1.409A-1(b)(9)(iii) of the Federal Income Tax Regulations, the portion of the cumulative payments and reimbursements described in paragraphs 3 and 4 above that are not excludible from your gross income and are otherwise payable between December 1, 2009 and June 1, 2010 (the “409A Restricted Period”) that exceeds $490,000 (such amounts being the “Deferred Amounts”) will instead be paid to you in a lump sum.  The Deferred Amounts will bear interest at the rate established for deferral elections made in 2009 under Kroger’s Executive Deferred Compensation Plan from the date such payment otherwise would have been made, as part of the compensation to which you are entitled for your first payroll period that begins immediately after the end of the 409A Restricted Period.  Payments and reimbursements under paragraphs 3 and 4 will be made in the same order as Kroger makes those types of payments to other officers until those amounts total $490,000, after which time further payments will be deferred during the 409A Restricted Period in accordance with this paragraph 5.

6.               Your last day of employment will be October 1, 2011, and you will retire from Kroger on that date.  You will thereafter cease to participate as an active employee under Kroger’s stock incentive and other employee benefit plans, and you will be eligible to receive retirement benefits.

7.               During the period that your salary is being paid, through and including October 1, 2011, you will not engage in any business activity that is in competition with the retail business conducted by Kroger or any of Kroger’s subsidiaries or affiliates, and you will not serve as principal, partner, employee, consultant, officer or director of any entity engaged in business activity that is in competition with the retail business conducted by Kroger or any of Kroger’s subsidiaries or affiliates.

Your signature below will make this letter a binding agreement between you and The Kroger Co. as of the day and year first written above.

Sincerely,

/s/ David B. Dillon

/kh

AGREED:

/s/ Don W. McGeorge

Don W. McGeorge